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Immediately
Lori J. Fisher  (314-694-8535)  lori.j.fisher@monsanto.com

MONSANTO PROPOSES NEW DEBT OFFERING

   ST. LOUIS (Nov. 11, 1998) Monsanto Company (NYSE: MTC) announced today that it is pursuing through a Rule 144A private placement the issuance of $2.5 billion of senior unsecured notes. The terms of the notes will be determined at a later date.

   The company intends to use the net proceeds of the issuance of notes for financing or refinancing seed company acquisitions, including the refinancing of its outstanding commercial paper as it becomes due, and for working capital purposes.

   Monsanto anticipates that the notes will not be registered initially under the Securities Act of 1933 (the "Act") and will not be available for sale in the United States except under an applicable exemption under the Act. The company expects that the notes will be purchased by certain qualified buyers under the Rule 144A exemption from the registration requirements of the Act. Monsanto anticipates that after the issuance of the notes it will file a registration statement relating to an exchange offer for the notes under the Act.

   Monsanto is a life sciences company, committed to finding solutions to the growing global needs for food and health by sharing common forms of science and technology among agriculture, nutrition and health. The company's 28,500 employees worldwide make and market high-value agricultural products, pharmaceuticals and food ingredients.

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